UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 26, 2010

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14732	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

100 Hayden Avenue
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

The following information and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

On April 27, 2010, AMAG Pharmaceuticals, Inc., or the Company, issued a press release regarding its operating results and revenues for the quarter ended March 31, 2010 and its intention to hold a conference call regarding such financial results, business highlights, commercial plans and development programs. A copy of the Company’s press release is furnished herewith as Exhibit 99.1.

Item 5.02.  Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2010, the Company announced the appointment of Gary J. Zieziula as Executive Vice President and Chief Commercial Officer of the Company.  Mr. Zieziula will be responsible for the Company’s commercial organization including sales, managed markets and reimbursement, marketing, market research, commercial analytics, and sales operations.  He will lead the Company’s global commercial strategy in support of the planned label expansion for Feraheme® (ferumoxytol) Injection for intravenous use across all therapeutic indications and imaging applications and evaluate the commercial attractiveness of potential in-licensing opportunities.  Mr. Zieziula will report directly to Brian J.G. Pereira, M.D., the Company’s President and Chief Executive Officer.

Prior to joining the Company, Mr. Zieziula, 55, was the Managing Director, Pharmaceuticals, for Roche (Hellas) S.A., or Roche, in Greece.  Since joining Roche in 2001, he has held several key sales and marketing positions, including Head of Commercial Operations and Specialty Care at Roche USA.  Prior to joining Roche, Mr. Zieziula held positions of Vice President, Sales, Cardiovascular Metabolic Products, as well as Vice President, Managed Health Care Sales and Marketing at Bristol-Myers Squibb, or BMS.  Prior to BMS, he had a 16-year career at Merck & Co., or Merck, where he held several senior commercial roles, including Vice President of Sales and Operations of North America for Merck’s vaccine division.

Mr. Zieziula holds a B.S. in Business Administration from the State University of New York at Buffalo and an M.B.A. from Canisius College, Buffalo, NY.

On April 26, 2010, Mr. Zieziula entered into a three-year employment agreement with the Company in substantially the same form as the Company’s other executive officers and filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  Under the terms of the employment agreement, the Company agreed to pay Mr. Zieziula an annual salary of $385,000 per year.  In addition, Mr. Zieziula is eligible to earn an annual bonus of up to fifty percent (50%) of his base salary per year upon the achievement of certain performance goals determined by the Company’s Board of Directors or the Board’s

Compensation Committee in consultation with Dr. Pereira. Mr. Zieziula will also receive certain compensation provided for under the Company’s Relocation Policy.

In connection with his employment as Executive Vice President and Chief Commercial Officer, the Board of Directors granted Mr. Zieziula options to purchase 50,000 shares of common stock under the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, at an exercise price of $37.46, the fair market value of a share of common stock on the date of grant.  The options become exercisable in four equal annual installments beginning on the first anniversary of the grant date.  The Board also granted Mr. Zieziula 10,000 restricted stock units under the terms and conditions of the 2007 Plan, which vest in four equal annual installments beginning on the first anniversary of the grant date.

Under the terms of his employment agreement, Mr. Zieziula will receive twelve months of severance pay in the event the Company terminates his employment without “cause” as defined in the agreement or he resigns for “good reason” as defined in the agreement.  In the event of a consummation of a “change of control,” as defined in Mr. Zieziula’s employment agreement, 50% of Mr. Zieziula’s unvested stock options and restricted stock units shall immediately vest. However, in the event that upon a change of control, the Company or the successor to or acquirer of the Company’s business elects not to assume all the then unvested outstanding stock options, restricted stock units and other equity incentives that were granted to Mr. Zieziula prior to the change of control, such securities will become vested in full as of the date of the change of control.  In the event that Mr. Zieziula is terminated for any reason by the Company (or its successor) within one year following such “change in control” the remaining fifty percent (50%) of Mr. Zieziula’s unvested stock options or restricted stock units become immediately vested in full.

On April 27, 2010, the Company issued a press release regarding the employment of Mr. Zieziula. The Company’s press release is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby files or furnishes, as applicable, the following exhibits:

99.1                                                   Press Release dated April 27, 2010.

99.2                                                   Press Release dated April 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Joseph L. Farmer
Joseph L. Farmer
General Counsel and Senior Vice

President of Legal Affairs

Date: April 27, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 27, 2010.
99.2	Press Release dated April 27, 2010.